Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Appoints Industry Veteran

Russell L. Skibsted as Chief Financial Officer

ATLANTA, January 9,  2022 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a global pharmaceutical company whose mission is to be invaluable to patients, physicians, and partners concerned with retinal health and maintaining better vision longer,  today announced the appointment of pharma financial veteran Russell L. Skibsted, as Senior Vice President and Chief Financial Officer (“CFO”), effective today, January 9, 2023.

“We are extremely excited to have someone of Russell’s caliber join us here at Alimera,” said Rick Eiswirth, President and CEO of Alimera. “His extensive tenure in multiple pharma sectors as well as his broad experience in acquisitions and licensing,  capital markets, investor relations, and financial operations will help us further achieve our goal of becoming the place to be in retina.  We look forward to his engagement and expertise, leveraging his background from a variety of both public and private life sciences companies, in all stages of growth from start-up through commercial stability.”

“I am really looking forward to working with the team here at Alimera and with the investment community,” said Mr. Skibsted. “I believe ILUVIEN®  is a tremendous asset in treating diabetic macular edema that helps patients see better longer, and I am thrilled to help Alimera continue its growth in the retina space”.

Mr. Skibsted is a seasoned pharma executive with nearly 30 years of experience in financial management, global business development, capital raises, investor relations, and operations. He has worked with a variety of both public and private life sciences companies at all stages of development. Prior to joining Alimera,  he served as Executive Vice President, CFO and Chief Business Officer at Rockwell Medical, a public company providing hemodialysis products.

Previously, Mr. Skibsted served as CFO of BioTime, Inc., a publicly-traded biotechnology company which he joined in 2015, where he also performed the role of CFO at various times for several of BioTime’s public and private subsidiaries, including Agex Therapeutics (NYSE American: AGE), OncoCyte Corporation (NYSE American: OCX), a developer of novel, non-invasive tests for the early detection of cancer (November 2015 through November 2017) and Asterias Biotherapeutics, Inc. (NYSE American: AST), a biotechnology company pioneering the field of regenerative medicine with clinical programs in spinal cord injury and oncology immunotherapy (March 2016 through November 2016). Prior to BioTime, Mr. Skibsted served as CFO or Chief Business Officer for several public and private life science companies, including Aeolus Pharmaceuticals, Spectrum Pharmaceuticals (NASDAQ:SPPI) and Hana Biosciences (NASDAQ:HNAB).  He has also acted as a consulting CFO to various life science companies when he was the Managing Director of RSL Ventures.

Earlier in his career, Mr. Skibsted held roles as Portfolio Management Partner and CFO at Asset Management Company, one of the oldest and most respected venture capital firms in Silicon Valley, and Vice President for GE Capital Services Structured Finance Group. Mr. Skibsted holds a B.A. in Economics from Claremont McKenna College and an M.B.A. from the Stanford Graduate School of Business.

About Alimera Sciences, Inc.

Alimera Sciences is a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

About ILUVIEN

www.ILUVIEN.com

ILUVIEN is a sustained release intravitreal implant injected into the back of the eye. With its CONTINUOUS MICRODOSING™ technology, ILUVIEN is designed to release sub-microgram levels of fluocinolone acetonide, a corticosteroid, for 36 months, to reduce the recurrence of disease, enabling patients to maintain vision longer with fewer injections. ILUVIEN is approved in the U.S., Canada, Kuwait, Lebanon and the U.A.E. to treat diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure. In 17 European countries, ILUVIEN is indicated for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies. In March 2019, ILUVIEN received approval in the 17 countries under the Mutual Recognition Procedure for prevention of relapse in recurrent non-infectious uveitis affecting the posterior segment of the eye. The 17 European countries include the U.K., Germany, France, Italy, Spain, Portugal, Ireland, Austria, Belgium, Denmark, Norway, Finland, Sweden, Poland, Czechia, the Netherlands, and Luxembourg. The non-infectious uveitis affecting the posterior segment indication for ILUVIEN was launched in Germany and the U.K. in late 2019, Belgium in 2021 and Ireland, Spain, and Italy in 2022. ILUVIEN is not approved for treatment of uveitis in the United States.

For investor inquiries:                                         For media inquiries:

Scott Gordon                                                          Jules Abraham

  for Alimera Sciences                                              for Alimera Sciences
  scottg@coreir.com                                                 julesa@coreir.com